Release: Immediate October 19, 2016

Nadeem Velani named CP’s Chief Financial Officer
Calgary, AB – Canadian Pacific (TSX: CP) (NYSE: CP) today announced that Nadeem Velani has been named Vice-President and Chief Financial Officer. Velani had been serving as Vice-President and interim CFO since September 9, 2016.

“Working closely with the board and after performing all necessary due diligence, we are pleased to name Nadeem our Chief Financial Officer,” said E. Hunter Harrison, CP’s Chief Executive Officer. “In Nadeem we have a trusted and highly capable leader who will bring stability to this role for the long-term.”

Velani joined CP in March 2013 and served as Vice-President Investor Relations before becoming interim CFO. Prior to CP, Velani spent 15 years at Canadian National Railway Co. where he worked in a variety of positions in Strategic and Financial Planning, Investor Relations, Sales and Marketing and the Office of the President and CEO.

“I welcome this tremendous opportunity to work closely with the executive team as we continue to write the CP story,” said Velani. “I am proud to lead the finance team and am excited about what the future will bring under the leadership of Hunter and Keith.”
As CP's Vice-President and CFO, Velani is a key member of the senior management team responsible for helping plan the long-term strategic direction of the company. Other responsibilities include financial planning, investor relations, reporting and accounting systems as well as pension, treasury and tax.

Velani holds an undergraduate degree in Economics from Western University and an MBA in Finance/International Business from McGill.

About Canadian Pacific
Canadian Pacific (TSX:CP)(NYSE:CP) is a transcontinental railway in Canada and the United States with direct links to eight major ports, including Vancouver and Montreal, providing North American customers a competitive rail service with access to key markets in every corner of the globe. CP is growing with its customers, offering a suite of freight transportation services, logistics solutions and supply chain expertise. Visit cpr.ca to see the rail advantages of CP.

Contacts:
Media
Martin Cej
24/7 Media Pager: 855-242-3674
martin_cej@cpr.ca

Investment Community
Maeghan Albiston
403-319-3591
investor@cpr.ca